Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

TECHNOLOGY RESEARCH CORPORATION
as the Buyer,

and

HOSEA PARTNERS, LTD.;
ROGER M. BOATMAN, AS TRUSTEE OF
THE ROGER M. BOATMAN TRUST
MELVIN R. HALL AND ELSA G. HALL,
AS JOINT TENANTS WITH RIGHT OF SURVIVORSHIP
as the Sellers,

Dated

March 2, 2010

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS
  ARTICLE II - PURCHASE AND SALE OF SHARES
2.1 Incorporation by Reference
2.2 Shares to be Sold
2.3 Purchase Price for Shares
2.4 Escrow Funds
2.5 Restrictions on TRC Shares
2.6 Additional Payments
2.7 Earn-Out Payment Reports; Payment Dates
2.8 Further Assurances
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLERS
3.1 Organization and Good Standing
3.2 Authorization
3.3 Consent
3.4 No Contractual Violation
3.5 Title to Shares
3.6 Capitalization
3.7 Subsidiaries and Other Investments
3.8 Corporate Books and Records; Share Ownership
3.9 Financial Statements
3.10 No Undisclosed Liabilities
3.11 Bank Accounts
3.12 Title to Properties; Encumbrances
3.13 Inventories
3.14 Accounts Receivable
3.15 Suppliers
           3.16 Litigation
           3.17 Condition and Sufficiency of Assets
3.18 Compliance with Laws
3.19 Permits; Licenses
3.20 Material Contracts
3.21 Intellectual Property Rights
3.22 Taxes
3.23 Insurance
3.24 Environmental Matters
3.25 Brokers
3.26 Employees
3.27 Employee Benefit Plans
3.28 Relationships with Related Persons
3.29 Absence of Certain Business Practices
3.30 Absence of Certain Changes and Events
3.31 Full Disclosure
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE BUYER
4.1 Organization and Authority
4.2 Authorization; Binding Obligation
4.3 No Violations
4.4 Consents and Approvals
4.5 Issuance of the Securities
4.6 SEC Reports; Filings; Financial Statements
4.7 Litigation
4.8 Private Placement
4.9 Listing and Maintenance Requirements
ARTICLE V - COVENANTS OF SELLERS PRIOR TO CLOSING DATE
5.1 Access and Investigation
5.2 Operation of the Business of the Company
5.3 Negative Covenant
5.4 Notification
5.5 Transfer of Real Property and Mortgages
5.6 Share Ownership
ARTICLE VI - CERTAIN COVENANTS
6.1 Cooperation After the Closing
6.2 Furnishing of Information
6.3 Reservation and Listing of Securities
6.4 Investment Status
6.5 No Solicitation
6.6 Confidentiality
6.7 Enforceability; Remedies for Breach of Covenants
6.8 Further Action
6.9 Representations and Warranties
ARTICLE VII - CONDITIONS TO CLOSING
7.1 Conditions to Obligations of the Sellers to Close
7.2 Conditions to Obligations of Buyer to Close
ARTICLE VIII - CLOSING
8.1 Closing Date
8.2 Closing Deliveries by Sellers
8.3 Closing Deliveries by Buyer
ARTICLE IX - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
9.1 Survival
9.2 Sellers’ Agreement to Indemnify
9.3 Buyer Indemnification Procedure
9.4 Buyer Agreement to Indemnify
9.5 Seller Indemnification Procedure
9.6 Limitations on Amount -- Sellers
9.7 Limitations on Amount -- Buyer
9.8 Setoff
9.9 Defense of Notified Claims
ARTICLE X - TERMINATION
10.1 Termination
10.2 Effect of Termination
ARTICLE XI - MISCELLANEOUS PROVISIONS
11.1 Expenses
11.2 Waived Remedies
11.3 Notices
11.4 Public Announcements
11.5 Severability
11.6 Entire Agreement
11.7 Assignment
11.8 No Third Party Beneficiaries
11.9 Amendment
11.10 Counterparts
11.11 Specific Performance
11.12 Arbitration
11.13 Construction
11.14 Additional Assurances
           11.15 Governing Law; Venue

Exhibit A - Disbursement Instructions

Exhibit B - Indemnity Escrow Agreement

Exhibit C - Employment Agreements

Exhibit D - Lease Agreement

Exhibit E - Registration Rights Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of March 2, 2010 by and among Technology Research Corporation, a Florida corporation (the “Buyer”), and Hosea Partners, Ltd., a Florida limited partnership; Roger M. Boatman, as Trustee of the Roger M. Boatman Trust; and Melvin R. Hall and Elsa G. Hall, as Joint Tenants with Right of Survivorship (each a “Seller” and together the “Sellers”).  Sellers intend to form a limited liability company that will hold and distribute the proceeds of the purchase transaction (“Newco”).

BACKGROUND INFORMATION

This Agreement sets forth the terms and conditions upon which Buyer is acquiring from Sellers and Sellers are delivering to Buyer, free and clear of all liabilities, obligations, claims, liens and encumbrances, a total of 192,500 shares of the issued and outstanding shares of common capital stock, $.01 par value (the “Shares”) of Patco Electronics, Inc., a Florida corporation with offices located in Titusville, Florida (the “Company”).  The Shares represent 100% of the issued and outstanding shares of the Company’s common capital stock.

For and in consideration of the mutual covenants, rights and obligations set forth in this Agreement, the parties agree as follows:

OPERATIVE PROVISIONS

ARTICLE I

Definitions

As used in this Agreement, the following terms shall have the following meaning:

1.1 "Accounts Receivable" has the meaning specified in Section 3.14.

1.2 "Act" means The Securities Act of 1933, as amended.

1.3 "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

1.4 "Affiliate" or "Affiliates" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

1.5 "Agreement" means this Stock Purchase Agreement, dated as of March 2, 2010, among Sellers and Buyer (including the Exhibits and the Disclosure Schedule), and all amendments made thereto.

1.6 "Ancillary Agreements" means the Employment Agreements, Lease Agreement, Indemnity Escrow Agreement, Registration Rights Agreement, and transfer documents entered into pursuant to this Agreement.

1.7 "Applicable Percentage" means, with respect to any holder of Company common stock, a ratio, expressed as a percentage, equal to the number of shares of Company common stock held by such Seller immediately prior to the Closing Date, divided by the number of issued and outstanding shares of Company common stock as of the Closing Date.

1.8 "Balance Sheet" shall have the meaning described in Section 3.9.

1.9 "Battery Products" shall have the meaning described in Section 2.6.

1.10 "Breach" means that a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

1.11  "Business" means the operations conducted by Sellers to manufacture, produce, assemble, test, market, promote, and sell electronic products that utilize technology to enhance the performance of battery products, as more particularly described in the Company’s product catalog that has been delivered to Buyer and included in the Disclosure Schedule.

1.12 "Buyer" has the meaning specified in the introductory paragraph of this Agreement.

1.13 "Buyer’s Advisors" has the meaning specified in Section 5.1.

1.14 "Closing" has the meaning specified in Section 8.1.

1.15 "Closing Date" means the date specified in Section 8.1.

1.16 "Company" means Patco Electronics, Inc.

1.17 "Code" means the Internal Revenue Code of 1986, as amended.

1.18 "Commission" means the U.S. Securities and Exchange Commission.

1.19 "Consents" means those authorizations, consents, waivers, orders, approvals and clearances of Governmental Authorities and officials and other Persons that are necessary for the assignment and transfer to Buyer of the Shares.

1.20 "Contracts" or "Material Contracts" has the meaning set forth in Section 3.20.

1.21 "Disclosure Schedule" means and refers to the disclosure schedules prepared by the Company and delivered to Buyer dated the date hereof and identifying exceptions to the warranties and representations set forth in this Agreement and providing the requested disclosure information pursuant to Article III of this Agreement.

1.22 "Earn-Out Payment" shall have the meaning described in Section 2.6.

1.23 "Earn-Out Payment Report" shall have the meaning described in Section 2.7.

1.24 "Employee Plan" or "Employee Plans" shall have the meaning described in Section 3.27.

1.25 "Employment Agreements" has the meaning specified in Section 8.2.

1.26 "Encumbrance" means any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, judgment, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

1.27 "ERISA" shall have the meaning described in Section 3.27.

1.28 "Escrow Agent" means that person identified in Section 2.4.

1.29 "Escrow Funds" means the cash payment and Escrowed Shares delivered to Escrow Agent pursuant to Section 2.4 of the Agreement.

1.30 "Escrowed Shares" means the shares issued by Buyer under Section 2.4.

1.31 "Exchange Act" means The Securities Exchange Act of 1934.

1.32 "GAAP" means generally accepted accounting principles as in effect from time to time.

1.33 "Governmental Authority" means any federal, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

1.34 "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

1.35 "Indebtedness" means, with respect to any Person: (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement.

1.36 "Indemnified Parties" has the meaning specified in Section 9.2.

1.37 "Intellectual Property Assets" means those rights and assets described in Section 3.19 of the Agreement.

1.38 "Intellectual Property Rights" means all trademarks, trade names, service marks, logos, domain names, copyrights, patents, inventions, designs, industrial designs, trade secrets, royalties, secret processes, formulae, and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto), including those Intellectual Property Assets described in Section 3.21 of the Agreement.

1.39 "IRS" means the Internal Revenue Service of the United States.

1.40 "Joinder Parties" shall mean Roger M. Boatman and Newco.

1.41 "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, decree, requirement or rule of common law.

1.42 "Liabilities" means any all debts, liabilities and obligations of the Company, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

1.43 "Loss" or "Losses" shall have the meaning described in Section 9.2.

1.44 "Material Adverse Effect" means any circumstance, change in, or effect on, the Business of the Company or the Sellers that, individually or in the aggregate with any other circumstances, changes, or affects, the Shares, the Business, or the Company, which: (a) is or could reasonably be expected to be materially adverse to the Business, financial condition, assets or liabilities (including contingent liabilities), customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company or the Business; or (b) could reasonably be expected to materially adversely affect the ability of Buyer to operate the Business in the manner in which it is currently operated by Sellers and the Company.

1.45 "Nasdaq" shall have the meaning described in Section 2.3.

1.46 "Newco" means a Florida limited liability company formed by Sellers prior to the Closing Date to hold and distribute proceeds from the sale of the Shares.

1.47 "Notified Claims" shall mean those claims described in Section 9.3.

1.48 "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

1.49 "Proprietary Rights Agreement" shall have the meaning described in Section 3.26.

1.50 "Purchase Price" has the meaning specified in Section 2.3.

1.51 "Related Person" means, with respect to a particular individual:

(a)	each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

1.52 "Seller" or "Sellers" has the meaning specified in the introductory paragraph of this Agreement.

1.53 "Seller Indemnified  Parties" means those parties indemnified by Buyer as defined in Section 9.4.

1.54 "Seller Loss" or "Seller Losses" shall mean those losses incurred by a Seller Indemnified Party as defined in Section 9.4.

1.55 "Sellers’ Closing Documents" shall have the meaning described in Section 3.2.

1.56 "Shares" means 100% of the issued and outstanding shares of the Company’s common capital stock identified in the Section entitled “Background Information”.

1.57 "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

1.58 "Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements.

1.59 "TRC Shares" means the shares of Buyer’s common capital stock delivered to Sellers as part of the Purchase Price, as further described in Section 2.3.

ARTICLE II

Purchase and Sale of Shares

2.1 Incorporation by Reference.  The statements set forth above under the heading, “Background Information,” are acknowledged by the parties as being accurate and are incorporated by specific reference thereto into the Operative Provisions of this Agreement.

2.2 Shares to be Sold.  Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 8.1 hereof, the Sellers shall sell and deliver to the Buyer good, valid and marketable title to the Shares, free and clear of all liabilities, obligations, claims, liens and encumbrances, by delivering to the Buyer the original stock certificates for such Shares, in each case properly endorsed in blank or accompanied by a stock power properly endorsed in blank, and otherwise in form for delivery to Buyer, cancellation and, as applicable, reissuance satisfactory to the Buyer.

2.3 Purchase Price for Shares.  The purchase price to be paid by Buyer to the Sellers for the Shares shall be an aggregate sum of $7,500,000 (the “Purchase Price”).  Of that aggregate total, $5,000,000 shall be payable in cash at Closing, by way of funds wired to a designated banking account of Escrow Agent, to be disbursed in accordance with the instructions contained in Exhibit A hereto.  The balance of $2,500,000 shall consist of restricted shares of Buyer’s common capital stock, $.51 par value, to be delivered to Sellers at Closing (the “TRC Shares”).  The actual number of TRC Shares to be delivered to Sellers at Closing shall be computed based on the average closing price of Buyer’s common stock on the Nasdaq Global Market (“Nasdaq”) under the symbol “TRCI” for the five day period preceding the date that a press release announcing the Agreement is made by the Company.  For example, if the average price of Buyer’s common stock, as reported by Nasdaq, is $3.65 per share for the five day period preceding the date that a press release announcing the Agreement is made by the Company, a total of 684,931 TRC Shares will be delivered to Sellers at Closing.  In determining the number of TRC Shares to be issued to Sellers, Buyer will not be required to issue fractional shares.  Instead, Sellers shall receive a cash payment for any fractional shares, payable at Closing.

The TRC Shares will be deemed to be restricted shares subject to the following vesting restrictions:

Number of Shares	Vesting Date

O One-third of the TRC Shares	Twelve months after the Closing Date
A An additional one-third of the TRC Shares	Twenty-four months after the Closing Date
Remaining one-third of the TRC Shares	Thirty-six months after the Closing Date

The parties hereto agree that, once vested, the TRC Shares will have been fully paid for and that Sellers will be deemed to have undertaken all economic risks of such purchase, effective as of the date of issuance of such shares for purposes of Rule 144(e), promulgated under the Act.

2.4 Escrow Funds.  Of the total number of TRC Shares delivered to Sellers at Closing, 10% of such shares shall be delivered to Bush Ross, P.A., a Tampa, Florida based law firm (the “Escrow Agent”), in the form of one or more certificates representing the TRC Shares that will be held in escrow  (the “Escrowed Shares”). In addition, $500,000 of the cash payment made by Buyer at Closing shall be delivered to Escrow Agent to be held, together with the Escrowed Shares, and thereafter released subject to the terms of the Indemnity Escrow Agreement, a copy of which is attached hereto as Exhibit B.  The $500,000 in cash and Escrowed Shares shall be collectively referred to as the “Escrow Funds”.

Pursuant to the terms of the Indemnity Escrow Agreement, Buyer shall be entitled to make claims against the Escrow Funds for a breach of the Sellers’ representations and warranties made under this Agreement and for any indemnity claims made under Article IX of this Agreement for a period of two years after the Closing Date.  Any portion of the Escrow Funds remaining in escrow that are not subject to any pending claim for indemnification or a breach of Sellers’ representations or warranties under this Agreement two years after the Closing Date shall be released to Sellers by the Escrow Agent.

2.5 Restrictions on TRC Shares.  The TRC Shares have not been registered under the Act and may only be disposed of pursuant to an effective registration statement under the Act or pursuant to an available exemption from registration under the Act and in compliance with applicable state securities laws.  In connection with any transfer of such TRC Shares other than pursuant to an effective registration statement or pursuant to Rule 144, Buyer may require the transferor to provide Buyer with an opinion of counsel, in form and substance reasonably satisfactory to the Buyer, to the effect that such transfer does not require registration under the Act.  Sellers hereby acknowledge that Buyer will be authorized to place a restrictive legend on any certificate evidencing the TRC Shares acknowledging the transfer restrictions imposed under the Act or applicable state securities laws.

No restrictive legend shall be required on any certificate evidencing the TRC Shares if (i) such shares are subject to a registration statement covering such shares; (ii) following any sale of such shares under Rule 144; (iii) if such TRC Shares are eligible for sale under Rule 144(k); or (iv) if a legend is not required under applicable requirements and regulations under the Act.  At such time that a legend is no longer required for any shares that were originally issued as TRC Shares, Buyer covenants and agrees to promptly take action following its receipt of a request to issue a certificate without the legend certificate representing such shares, to deliver or cause to be delivered to such purchaser a certificate representing such shares that is free from all restrictive and other legends.

2.6 Additional Payments.  As additional consideration for the purchase of the Shares, Buyer agrees to pay Sellers in accordance with their Applicable Percentages, an amount equal to nine percent (9%) of the additional revenues received and collected from the sale of the Company’s battery and charger products, as more particularly described in the Disclosure Schedule (the “Battery Products”), for any sales of Battery Products made by the Company or Buyer after the Closing Date that exceed the sum of $6,000,000 determined on an annual basis, commencing the day after the Closing Date.  For example, if Buyer generates $9,000,000 in sales of Battery Products for the initial twelve month period commencing the day after the Closing Date, Sellers shall be entitled to receive an additional payment in the amount of $270,000 (9% x ($9,000,000 - $6,000,000)) as an Earn-Out Payment.  For purposes of this Agreement, this additional payment shall be referred to as an “Earn-Out Payment” or “Earn-Out Payments”.

  Each Earn-Out Payment shall be calculated by determining the revenues received by Buyer from the sale of Battery Products for the twelve month period beginning the day after the Closing Date and ending twelve months later.  Each Earn-Out Payment will be reduced (but not below zero) by the amount of any indemnification payment owed to Buyer under Section 9.2 of this Agreement that has not been paid from the Escrow Funds.  No Earn-Out Payments will be payable for any twelve month period commencing two (2) years after the Closing Date.  No Battery Products that are (i) developed by the Company, Sellers or Buyer after the Closing Date, or (ii) that are not listed in the Disclosure Schedule may be added to the definition of Battery Products that will be used to calculate an Earn-Out Payment due to Sellers unless Buyer consents to amending the Disclosure Schedule to include such additional Battery Products.

2.7 Earn-Out Payment Reports; Payment Dates.  Buyer shall prepare and deliver, or cause to prepare and deliver, to Sellers within forty-five (45) days after the anniversary of the Closing Date (i) a statement of revenues generated from the sale of Battery Products for such preceding year, prepared in good faith, and (ii) a statement of the Earn-Out Payment payable for such period as determined in accordance with this Section 2.7 (each an “Earn-Out Payment Report”).  During such 45-day period, upon prior notice by the Sellers, Buyer shall allow the Sellers reasonable access during regular business hours to the books, records and accounts of the Buyer reasonably related to the preparation of the Earn-Out Payment Report to examine the supporting documents, records and materials for such Earn-Out Payment Report.

Any amounts payable to Sellers as an Earn-Out Payment shall be paid by the 15th day following issuance of the Earn-Out Payment Report.  If after review of the Earn-Out Payment Report, Sellers determine that an error or omission has occurred, the Sellers will notify the Buyer of the requested correction or modification to the Earn-Out Payment Report.  Buyer will have fifteen (15) days to review the requested modification to the Earn-Out Payment Report.  If both parties agree, then an additional payment will be made by Buyer within fifteen (15) days thereafter.  If the parties are unable to resolve the issue, an independent third party mutually selected by Sellers and Buyer will be brought in to resolve the dispute.  The costs of this third party will be shared by the Buyer and Sellers.

2.8 Further Assurances. From time to time following the Closing, the Sellers shall execute and deliver, or cause to be executed or delivered, to the Buyer such additional instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to more effectively convey or transfer to, and vest in, the Buyer and put the Buyer in possession of, all or any part of the Shares, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments to cooperate with the Buyer at its request and to use its best efforts consistent with applicable law jointly with the Buyer at the request of the Buyer to secure to the Buyer the benefits thereof in some other manner (including the exercise of the rights of the Sellers thereunder).

ARTICLE III

Representations and Warranties of  the Sellers

The Sellers hereby represent and warrant (in each instance in an amount not to exceed the sum of their pro rata ownership interest in the Shares multipled by the Loss set forth in Section 9.6) to the Buyer as follows, each of which representations and warranties shall be true and correct as of the date hereof, and as of the Closing Date (except to the extent expressly relating solely to a specific date in which event it shall be true and correct as of such date).

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned or leased by it, to carry on the Business as it has been and is currently conducted, to enter into this Agreement and the Ancillary Agreements, to carry out its obligations under this Agreement and to perform all of its obligations under its Material Contracts and to consummate the Transactions. Sellers have delivered to Buyer true and correct copies of the Articles of Incorporation and Bylaws of the Company, each as in effect on the date of this Agreement.

3.2 Authorization.

(a) When executed and delivered by Sellers, this Agreement will constitute the legal, valid and binding obligations of Sellers, enforceable in accordance with its terms.  Upon the execution and delivery by Sellers of the Indemnity Escrow Agreement, the Employment Agreements, the Registration Rights Agreement, Lease Agreement, and the material agreements and consents identified in Section 8.2 (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of Sellers (or, if applicable, any other party to the respective agreements), enforceable against Sellers (or such other applicable party) in accordance with their respective terms. Sellers (and any other party to one of the Sellers’ Closing Documents) have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform their obligations under this Agreement and the Sellers’ Closing Documents.

(b) Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the organizational and governing documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governing body or third party the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit, license or governmental authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in the Disclosure Schedule, neither the Sellers nor the Company are or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

3.3 Consent.  No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority or private person or entity on the part of Sellers is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as shall have been properly taken or effected prior to the Closing.

3.4 No Contractual Violation.  Neither the execution, delivery nor performance of this Agreement by Sellers, including the consummation by Sellers of the Transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, obligation or other agreement, or of any other private restriction of any kind, to which Sellers are a party or by which they are otherwise bound.

3.5 Title to Shares  The Sellers are the owners of record of and have good and marketable title to the Shares, and hold the same free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws.  The Shares are the only shares of the Company’s capital stock in which Sellers have any legal or beneficial interest, and none of the Sellers has the right to acquire any additional interest in the Company’s capital stock.  The Sellers have the full and unrestricted legal right, power and authority to sell, assign and transfer to Buyer the Shares without obtaining the further consent or approval of any other person or Governmental Authority, and the delivery of the Shares to Buyer pursuant to this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for certain restrictions on their further transferability imposed by federal and state securities laws.

3.6 Capitalization  Except as otherwise set forth in the Disclosure Schedule, the authorized equity securities of the Company consist of 1,000,000 shares of common stock, par value $.01 per share, of which 192,500 shares are issued and outstanding. Sellers are and will be on the Closing Date the sole record and beneficial owners and holders of the Shares, free and clear of all Encumbrances.  Sellers represent and warrant that 15,500 shares of treasury stock purchased from former shareholders have been cancelled.   No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for a grant of an incentive stock option granted by the Company to Mark W. Hofius  to purchase 22,000 shares of the Company common stock at a purchase price of $12.75 per share (the “Hofius Option”), there are no Material Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company were issued in violation of the Act or any other legal requirement.  Except as set forth in the Disclosure Schedule, the Company does not own, nor does it have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.7 Subsidiaries and Other Investments. The Company has no subsidiaries and no equity or other similar interest, direct or indirect, in any other Person.

3.8 Corporate Books and Records; Share Ownership. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the Board of Directors, all committees of the Board of Directors and its shareholders.  Sellers have made available for inspection by Buyer complete and accurate copies of all such minute books and of the stock register of the Company.  Sellers have delivered to Buyer a list of all shareholders of the Company, and, except as set forth in the Disclosure Schedule, no other Person has an arrangement, agreement, option, warrant or other right to acquire or vote any shares of the capital stock or other equity interest in Seller.

3.9 Financial Statements.  Sellers have delivered to Buyer: (a) an audited  balance sheet of the Company as at December 31, 2008, and the related audited statement of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, and (b) an audited balance sheet of the Company as at December 31, 2009 (including the notes thereto, the “Balance Sheet”) and the related audited statement of income, changes in stockholders’ equity, and cash flow for the twelve month period then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

3.10 No Undisclosed Liabilities.  Except as set forth in the Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) other than liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business.

3.11 Bank Accounts.   Set forth in the Disclosure Schedule is a complete list showing the name and address of each bank or other depository and each lender with which Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

3.12 Title to Properties; Encumbrances.  The Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company.  The parties hereto acknowledge and agree that the Company owns no real estate properties or real estate interests, except as otherwise described in the Disclosure Schedule.  Hosea Partners, Ltd. represents and warrants that it owns full right, title and interest in the premises, land and building on which the Business is conducted.  The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed and personal property sold since the date of the Balance Sheet in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice).  All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances.

3.13 Inventories.

Except as disclosed in the Disclosure Schedule, the Company has good and marketable title to its inventories free and clear of all Encumbrances. The Company’s return policy is set forth in the Disclosure Schedule. Except as otherwise provided in such return policy, the Company is under no obligation to accept returns of items of inventory or merchandise in the possession of its customers.

All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Company’s ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventory not written off has been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.14 Accounts Receivable.  All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Company’s ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first became due and payable. There is no contest, claim, or right of set-off, other than returns in the Company’s ordinary course of business, under any Material Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.15 Suppliers.  The Disclosure Schedule lists the names and addresses of each of the Company’s major suppliers of raw materials, supplies, merchandise and other goods for the Company during the 12-month period ended December 31, 2009 and the amount for which each such supplier invoiced the Company during such period. Except as disclosed in the Disclosure Schedule, neither Sellers nor the Company have received any notice of and have no actual knowledge that any such supplier will not sell raw materials, supplies, merchandise and other goods to Buyer or the Company at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject to general and customary price increases.

3.16 Litigation.  The Disclosure Schedule sets forth an accurate and complete list of (a) all actions in the past five years by or against the Company or Sellers (or by or against any Affiliate thereof and relating to the Business, the Company and Sellers), or affecting any of the assets owned by the Company or the Business, and (b) all Actions which to the knowledge of Sellers or the Company are currently threatened to be brought. None of the matters disclosed in the Disclosure Schedule has had or could have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement and any Ancillary Agreement, or the consummation of the Transactions. Sellers have provided to Buyer full access to all files of the Company relating to the Actions listed in the Disclosure Schedule.

3.17 Condition and Sufficiency of Assets. To the knowledge of Sellers and the Company, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.18 Compliance with Laws. Except as set forth in the Disclosure Schedule, Sellers have conducted and continue to conduct the Business in accordance with all Laws and governmental orders applicable to Sellers and the Company or  properties or assets, including the assets owned by the Company in the Business, and Sellers and the Company are not in violation of any such Law or governmental order.

3.19 Permits; Licenses  The Company holds all governmental permits, licenses, certificates of inspection or other authorizations necessary for or used by the Company to carry on the Business as now being conducted under currently effective laws, rules and regulations.  Set forth on the Disclosure Schedule is a list of all licenses, permits, franchises, and approvals of all Governmental Authorities and other Persons, and their respective dates of termination or renewal, owned or held by the Company  relating to the ownership or operation of the Business, together with any formal or specific notices or directives received from the authority or Person issuing or responsible therefore, for which noncompliance with any such notice or directives could cause revocation, suspension or material diminution in the term of such item, all of which are in good standing.

3.20 Material Contracts.

(a) The Disclosure Schedule lists each of the following contracts and agreements (including oral and informal arrangements) of the Company (such contracts and agreements listed or otherwise disclosed in the Disclosure Schedule, and all agreements relating to Intellectual Property Rights set forth in the Disclosure Schedule, being collectively referred to as “Material Contracts”). Sellers have, or have caused to be, delivered to Buyer correct and complete copies of all Material Contracts. Without limiting the generality of the foregoing, Material Contracts shall include:

(i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the Business under the terms of which the Company: (A) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate during the twelve month period ending December 31, 2010, (B) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company without penalty and without 30 days’ or more notice;

(ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of inventory, products or other personal property incurred by the Business: (A) is likely to involve consideration of more than $10,000 in the aggregate during the twelve month period ending December 31, 2010, (B) is likely to involve consideration of more than $10,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Company without penalty and without 30 days’ or more notice;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party or that materially affects the Business;

(iv) all contracts and agreements relating to Indebtedness of the Company that affect the Company or the Business; and

(v) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

(b) Except as disclosed in of the Disclosure Schedule, each Material Contract is valid and binding on the respective parties thereto and is in full force and effect. Neither Sellers nor the Company have received any notice that the Company is in breach of or default under any Material Contract or that any event occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a breach of or default under any Material Contract.

(c) Except as disclosed in the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the assets of the Company.

3.21 Intellectual Property Rights.

(a) The Disclosure Schedule sets forth: (i) all Intellectual Property Rights used in the Business and all pending registrations and applications therefore, owned by, used by or licensed to the Company or in which the Company utilizes in the Business, indicating which are owned and which are licensed; and (ii) all contracts, agreements or other arrangements under which the Company has granted, or is obligated to grant, rights to others to use, reproduce, market or exploit any Intellectual Property Rights used in the Business. No Intellectual Property Rights, other than those set forth in the Disclosure Schedule, are necessary for the conduct of Seller's Business.

(b) Except as disclosed in the Disclosure Schedule, the Company either (i) owns and holds good, valid and indefeasible title to, or (ii) licenses, in either case free and clear of all Encumbrances, all the Intellectual Property Rights used in the conduct of its Business. The Company and Sellers are not infringing upon or otherwise acting adversely to the right or, to the knowledge of Sellers and the Company, claimed right, of any Person under or with respect to any Intellectual Property Rights, nor have Sellers or the Company received notice of any such claim. Except as disclosed in the Disclosure Schedule, the Company and Sellers are not (i) obligated pursuant to any contract to make any payments by way of royalties, fees or otherwise with respect to any Intellectual Property Rights, or (ii) a licensor in respect of any Intellectual Property Rights. All licensing agreements pursuant to which the Company is a licensee of any Intellectual Property Rights are valid and binding on the Company and Sellers and, to the knowledge of Sellers and the Company, the other parties thereto, in accordance with their respective terms and are in full force and effect, and, except as disclosed in the Disclosure Schedule, (i) no breach or default by the Company or Sellers or event which, with notice or lapse of time or both, could constitute a breach or default by the Company or Sellers, exists with respect thereto, (ii) no party thereto has given notice or asserted to the Company or Sellers that the Company or Sellers are in default thereunder, and (iii) to the knowledge of Sellers and the Company, no other party thereto is in breach or default thereunder.

(c) Except as disclosed in the Disclosure Schedule, no director, officer, employee or shareholder of the Company owns, directly or indirectly, any Intellectual Property Rights or interest therein which the Company or Sellers have used or are using in the conduct of the Business. To Sellers’ and the Company’s knowledge, except as disclosed in the Disclosure Schedule, no third party is infringing on any of the Intellectual Property Rights relating to or used in the conduct of the Business. To the knowledge of the Company and Sellers, no Intellectual Property Rights listed in the Disclosure Schedule will be impaired in any way by the consummation of the Transactions.

3.22 Taxes. Except as disclosed in the Disclosure Schedule, the Company has filed or caused to be filed on a timely basis all tax returns required to be filed by or with respect to the Company or the Business and has paid and discharged all Taxes shown as due on all federal, state, local and foreign tax returns and has paid all other Taxes as are due, other than such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained. Except as disclosed in the Disclosure Schedule, neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of Sellers and the Company, threatening to assert against Sellers, the Company or the Business any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith. Except as disclosed in the Disclosure Schedule, there are no Tax liens on any assets of the Company or the Business.

3.23 Insurance.  Sellers have delivered to Buyer:

(a) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement;

(b) true and complete copies of all pending applications for policies of insurance;

The Disclosure Schedule describes:

(a) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(b) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(c) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

The Disclosure Schedule sets forth, by year, for the current policy year and each of the two (2) preceding policy years:

(a) a summary of the loss experience under each policy;

(b) a statement describing each claim under an insurance policy for an amount  in excess of $50,000, which sets forth:

(i) the name of the claimant;

(ii) a description of the policy by insurer, type of insurance, and period of coverage; and

(iii)	the amount and a brief description of the claim; and

(iv) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

Except as set forth in the Disclosure Schedule:

(a) All policies to which the Company is a party or that provide coverage to the Sellers, the Company, or any director or officer of the Company:

(i)	are valid, outstanding, and enforceable;

(ii) are issued by an insurer that is financially sound and reputable;

(iii) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

(iv) are sufficient for compliance with all legal requirements and Contracts to which the Company is a party or by which any of them is bound;

(v) will continue in full force and effect following the consummation of the Transactions; and

(vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(b) Neither the Sellers nor the Company have received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(c) The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(d) The Company has given notice to the insurer of all claims that may be insured thereby.

3.24 Environmental Matters.

(a) Except as identified in the Disclosure Schedule:

(i) no notice, notification, demand, request for information, citation, summons or order has been received by the Company, no penalty has been assessed against Company and, to the Company’s knowledge, no claim is pending or threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or the Business and relating to or arising out of any environmental law;

(ii) there are no liabilities of the Company of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any environmental law, and, to the Company’s  knowledge, there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability;

(iii) the Company is and has been in compliance with all environmental laws in all material respects, and has obtained and is in compliance with all environmental permits in all material respects; and

(iv) the Company has never performed or subcontracted for performance any asbestos removal, repair or abatement activities with respect to any contract, its own facilities or otherwise.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the Business or the Company or any property or facility now or previously owned, leased or operated by the Company which has not been delivered to Buyer prior to execution of this Agreement.

(c) The Company has not released, disposed of, transported, stored, generated or arranged for the transportation or disposal of, any hazardous materials to, at or upon any location or any property or facility now or previously owned, leased or operated by the Company.

3.25 Brokers.  Except as disclosed in the Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission or compensation in connection with the Transactions based upon arrangements made by or on behalf of Sellers or the Company.

3.26 Employees.

(a) The Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company: name; job title; current compensation paid or payable and any change in compensation since January 1, 2008; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Plan or any other employee benefit plan.

(b) No employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee. Except as set forth in the Disclosure Schedule, to Sellers’ knowledge, no officer or other key employee of the Company intends to terminate his employment with the Company.

(c) The Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.27 Employee Benefit Plans.

(a) The Disclosure Schedule contains a complete list identifying (i) each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and (ii) each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, other welfare benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is currently maintained, administered, contributed to or required to be contributed to by Company or any ERISA Affiliate and covers any director, officer, employee or independent contractor or former director, officer, employee or independent contractor of Company, or with respect to which Company or any ERISA Affiliate has any liability, whether direct or indirect, actual or contingent, formal or informal.  Such plans are referred to herein individually as an “Employee Plan” and collectively as the “Employee Plans.”  For purposes of this Section 3.27, the term “ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

(b) With respect to each Employee Plan, the Company has delivered to Buyer complete copies of the current plan document and summary plan description, the most recent determination letter received from the IRS, if any, the Form 5500 Annual Report, if any, and corresponding summary annual report, for each of the two (2) most recent years prior to the Closing Date, results of testing for compliance with all applicable Laws pertaining to coverage, non-discrimination, limitations on contributions and benefits and on tax deductibility of contributions, and top-heavy status for each of the three most recent years prior to the Closing Date, documentation of all actions taken to correct any instances of possible noncompliance with Laws under voluntary correction procedures of the IRS or Department of Labor, including self-corrections, within the six years prior to the Closing Date, and all trust agreements, insurance contracts, and other funding agreements that implement such Employee Plan.  The Company has delivered to Buyer all correspondence since the Company’s incorporation to and from any Governmental Authority that initiated an inquiry, investigation, or audit of any Employee Plan.

3.28 Relationships with Related Persons.  Except as otherwise set forth in the Disclosure Schedule, no Seller or any Related Person of Sellers or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business of the Company. Neither of the Sellers or any Related Person of Sellers or of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in the Disclosure Schedule, neither of the Sellers or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.29 Absence of Certain Business Practices. Except as disclosed in the Disclosure Schedule, neither Seller, the Company, nor any officer, employee or agent of the Company, nor any other person acting on behalf of any of them, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction) which (i) subjects the Company to any damage or penalty in any civil, criminal or governmental litigation or proceedings, (ii) if not given in the past, might have had a Material Adverse Effect, or (iii) if not continued in the future, might have a Material Adverse Effect or which might subject the Company to suit or penalty in any private or governmental litigation or proceeding.

3.30 Absence of Certain Changes and Events.  Except as set forth in the Disclosure Schedule, since  the date of the Balance Sheet, the Company has conducted its businesses only in the ordinary course of business and there has not been any:

(a) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the organizational documents of the Company;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000;

(g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000;

(i) material change in the accounting methods used by the Company; or

(j) agreement, whether oral or written, by the Company to do any of the foregoing.

3.31 Full Disclosure.

(a) Sellers and the Company are not aware of any facts pertaining to the Company, Sellers, the Business or the Shares which could have a Material Adverse Effect and which have not been disclosed in the Disclosure Schedule or otherwise disclosed to Buyer by Sellers or the Company in writing.

(b) No representation or warranty of Sellers or the Company, respectively, in this Agreement, nor any statement or certificate furnished or to be furnished to Buyer pursuant to this Agreement, or in connection with the Transactions contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

Representations and Warranties of the Buyer

4.1 Organization and Authority.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida and has all corporate power necessary to carry on its business as it is now being conducted.

4.2 Authorization; Binding Obligation.  The Buyer has the corporate power and authority to execute and deliver this Agreement and each and every agreement, document and instrument provided for herein and to perform and consummate the transactions contemplated hereby.  The execution, delivery and performance by the Buyer of this Agreement and each and every agreement, document and instrument provided for herein has been duly authorized and approved by all requisite corporate action of the Buyer and this Agreement and such ancillary documents when executed and delivered constitute or will constitute valid and legally binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

4.3 No Violations.  The consummation of the transactions contemplated by this Agreement and the Disclosure Schedule will not violate any provision of the Articles of Incorporation or By-Laws of the Buyer or violate or constitute an occurrence of default under any provision of, result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement by which the Buyer is bound or its assets are materially affected.

4.4 Consents and Approvals.  The execution and delivery of each of the documents consummating the Transactions by the Buyer have been duly authorized by all necessary action on the part of the Buyer, and no further consent or action is required by the Buyer, its Board of Directors or its shareholders.  Buyer is not required to obtain any consent, waiver, authorization order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer, of this Agreement and the Ancillary Agreements or to consummate the Transactions.

4.5 Issuance of the Securities.  The issuance of the TRC Shares and Escrowed Shares have been duly authorized and when issued in accordance with the terms of this Agreement, will be fully paid and non-assessable and free of preemptive or similar rights.  Based upon the representations and warranties of Sellers in this Agreement, the TRC Shares and Escrowed Shares will be issued in compliance with applicable securities laws, rules and regulations.  Buyer has reserved from its duly authorized capital stock the maximum number of shares of common stock to be issued to Sellers under this Agreement.

4.6 SEC Reports; Filings; Financial Statements.  Buyer has filed all reports required to be filed by it under the Act and the Securities Exchange Act of 1934 for the two-year period preceding the Closing Date with the Securities and Exchange Commission (“Commission”).  As of their respective dates and to its knowledge, these filings with the Commission materially comply with the requirements of the Act and the Exchange Act and rules and regulations of the Commission promulgated thereunder.  Buyer has made available its financial statements for the year ended March 31, 2009 and its unaudited financial statements for the nine-month period ended December 31, 2009 to Sellers and, to the best of its knowledge, these financial statements comply in all material respects with applicable accounting requirements and rules and regulations of the Commission.

4.7 Litigation.  Except as specifically set forth in the Disclosure Schedule, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer, any subsidiary which could adversely affect or challenge the legality, validity or enforceability of the Agreement or the Transactions.  Except as specifically set forth in the Disclosure Schedule, neither Buyer nor any director or officer thereof is or has been the subject of any Action involving a claim, a violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.8 Private Placement.  Assuming the accuracy of the representations and warranties of Sellers and the Company under this Agreement, no registration under the Act is required for the offer and sale of the TRC Shares and Escrowed Shares by the Buyer to the Sellers as contemplated hereby.  The issuance and sale of the TRC Shares and Escrowed Shares do not contravene the rules and regulations imposed by Nasdaq, and no shareholder approval is required for the Buyer to fulfill its obligations under the Agreement and the Transactions.

4.9 Listing and Maintenance Requirements.  Buyer has received no notice from Nasdaq on which its common stock is currently listed advising that Buyer is not in compliance with the listing or maintenance requirements of such national securities exchange.  Buyer has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements.  The issuance and sale of the TRC Shares and Escrowed Shares contemplated in this Agreement do not conflict with or violate any rules or regulations of Nasdaq.

ARTICLE V

Covenants of Sellers Prior to Closing Date

5.1 Access and Investigation.  Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its representatives to, (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2 Operation of the Business of the Company.  Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

(a) conduct the business of the Company only in the ordinary course of business;

(b) use their best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(c) confer with Buyer concerning operational matters of a material nature; and

(d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3 Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.30 is likely to occur.

5.4 Notification.  Between the date of this Agreement and the Closing Date, the Sellers will promptly notify Buyer in writing if the Sellers or the Company become aware of any fact or condition that causes or constitutes a Breach of any of Sellers’ representations and warranties as of the date of this Agreement, or if the Sellers or the Company become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, the Sellers will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Section 7.2 impossible or unlikely.

5.5 Transfer of Real Property and Mortgages.  Prior to the Closing Date, Sellers agree to cause the Company to convey title to the real property described in Exhibit A to the Lease Agreement, by warranty deed, to Hosea Partners, Ltd., the landlord identified in the Lease Agreement, and to cause all mortgage liens, encumbrances, or other liens on such property to be (i) satisfied or (ii) released of record as to the Company.

5.6 Share Ownership.  Prior to the Closing Date, Sellers agree to cause the Company to cancel the 15,500 shares of common stock held as treasury stock and identified in the Disclosure Schedule delivered to Buyer.  Sellers also agree to cooperate and assist the Company in cancelling the Hofius Option, as more particularly described in the Disclosure Schedule.

ARTICLE VI

              Certain Covenants

6.1 Cooperation After the Closing. Sellers covenant and agree that, following the Closing Date, they will cooperate and assist with the transfer of the Shares to Buyer as reasonably requested by Buyer.

6.2 Furnishing of Information.  As long as Sellers own the TRC Shares and Escrowed Shares, Buyer covenants to undertake reasonable efforts to file all reports required to be filed by the Buyer pursuant to the Exchange Act.  The Buyer further agrees to cooperate with Sellers in taking any action as any holder of TRC Shares may reasonably request to satisfy the provisions of Rule 144 applicable to the issuance of securities relating to the transactions for the sale of securities pursuant to Rule 144.

6.3 Reservation and Listing of Securities.  Buyer shall maintain a reserve from its duly authorized common stock for issuance pursuant to this Agreement in such amount as may be required to fulfill its obligations in full under this Agreement.  If required under Nasdaq governance regulations, Buyer shall prepare and file with Nasdaq an additional shares listing application covering all of the TRC Shares issued or issuable under this Agreement, and take all steps necessary to cause such shares to be approved for listing on Nasdaq as soon as possible thereafter.

6.4 Investment Status.  Sellers are acquiring the TRC Shares for their own account and investment and not with a view to their further distribution within the meaning of Section 2(11) of the Act.  Sellers, either alone or together, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the TRC Shares, including the risks identified in any reports filed by Buyer with the Commission under the Exchange Act, and have evaluated the merits and risks of such investment.  Sellers are able to bear the economic risk of an investment in the TRC Shares and, at the present time, are able to afford a complete loss of such investment.

6.5 No Solicitation.  Sellers are not purchasing the TRC Shares as a result of any advertisement, article, notice or other communication regarding the TRC Shares published in a newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

6.6 Confidentiality. Sellers agree to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer lists, raw materials, supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques and any other Intellectual Property Rights or other confidential information with respect to the Business; (b) if Sellers become legally compelled to disclose any information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 6.6.

6.7 Enforceability; Remedies for Breach of Covenants.  Sellers represent and warrant to Buyer that the covenants set forth in Section 6.6 and in the Employment Agreements are reasonably necessary for the protection of the interests of Buyer, are reasonable as to duration and scope and are not unreasonably restrictive of Sellers. Notwithstanding any other provision of this Agreement, should any court determine that any covenant in such agreements is unreasonable as to duration or scope, such covenant shall be enforceable with respect to such duration and scope as the court determines to be reasonable.

Sellers acknowledge and agree that Buyer’s remedies at Law for any breach of their obligations under the Employment Agreements and Section 6.6 of this Agreement are inadequate and that, in addition thereto, Buyer shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.  Because irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their respective terms or were otherwise breached, the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to seek enforcement of its terms and conditions in any court of the United States or any state having jurisdiction over the matter.  This remedy may be sought by either party in addition to any other remedies to which they are entitled at law or in equity or under this Agreement.

6.8 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the Transactions.

6.9 Representations and Warranties. Through the Closing Date, each of the parties shall refrain from taking any action which would render any of its, his or her representations or warranties in this Agreement inaccurate as of the Closing Date.

                       ARTICLE VII

Conditions to Closing

7.1 Conditions to Obligations of the Sellers to Close.  The obligations of the Sellers to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects, and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof;

(b) No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority against the Buyer, seeking to restrain or materially alter the Transactions which, in the reasonable good faith determination of Sellers, is likely to render it impossible or unlawful to consummate the Transactions;

(c) Resolutions. Sellers shall have received certified copies of the resolutions of Buyer evidencing its authorization of the execution and delivery of this Agreement and the other agreements, documents and instruments referenced herein, and the consummation of the Transactions;

(d) Buyer’s Performance.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects; and

(e) Closing Documents.  The Buyer shall be prepared to deliver the Closing Documents set forth in Section 8.3 of this Agreement; and

(f) Court Approval to Sell Shares.  Hosea Partners, Ltd. and Roger M. Boatman, as trustee of the Roger M. Boatman Trust, shall have received court approval in a pending divorce proceeding filed by Gloria S. Boatman in the matter entitled Petition for Dissolution of Marriage filed in Volusia County, Florida (Case no. 2009-30003-FMCI) to sell the Shares.

7.2 Conditions to Obligations of Buyer to Close.  The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects, and Buyer shall have received a certificate of the Sellers to such effect signed by the Sellers;

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Sellers or the Company, seeking to restrain or materially and adversely alter the Transactions or that may have the effect of preventing, delaying, making illegal or interfering with the intended Transactions which in the reasonable good faith determination of Buyer is likely to render it impossible or unlawful to consummate the Transactions or which could have a Material Adverse Effect on the Business or the Company;

(c) Consents and Approvals. The Sellers shall have received, each in form and substance reasonably satisfactory to Buyer, in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials necessary or desirable for the consummation of the Transactions, including the sale of the Shares,  and any Consents required to be taken to enable Buyer to take ownership of the Shares;

(d) Compliance with Covenants.  Sellers and the Company shall have complied with and performed all of the covenants set forth in Article V of this Agreement.

(e) Lease Agreement.  Sellers shall have undertaken, consummated and completed all necessary transfer documents and obtained all consents necessary to enable Hosea Partners, Ltd. to enter into a Lease Agreement for the real property currently used to operate the Business;

(f) Closing Documents.  Sellers shall be prepared to deliver the Closing Documents set forth in Section 8.2 of this Agreement; and

(g) Employees and Contractors.  Buyer shall be satisfied, in its sole and absolute discretion, that it has no obligations to continue the employment or engagement of any employee, contractor or consultant of the Company, that all of the Company’s employees are “at-will” employees and that the Company has no continuing obligation to engage any contractor or consultant.

                               ARTICLE VIII

Closing

8.1 Closing Date.  The purchase and sale of the Shares shall take place on March 31, 2010, at time determined by Buyer, provided all of the conditions specified in Article VII shall have been satisfied or waived, or at such other place or time or on such other date as the Sellers and the Buyer may agree upon in writing (such date and time being herein called the “Closing Date” or the “Closing”).

8.2 Closing Deliveries by Sellers.  At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(a) one or more certificates representing the Shares, duly endorsed (or accompanied by a duly executed stock power) for transfer to Buyer;

(b) the Indemnity Escrow Agreement in the form of Exhibit B, executed by Sellers;

(c) releases in a form reasonably acceptable to counsel for Sellers and Buyer, executed by Sellers;

(d) employment agreements in the form of Exhibit C, executed by the Sellers (collectively, the “Employment Agreements”);

(e) a Lease Agreement in the form of Exhibit D, executed by Sellers;

(f) a Registration Rights Agreement in the form of Exhibit E, executed by Sellers;

(g) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(h) each director of the Company shall have executed and delivered to Buyer resignations from their positions as director, effective immediately following the Closing Date;

(i) necessary Consents and court approvals authorizing the sale of the Shares to Buyer;

(j) evidence of Newco’s formation and existence under applicable law and execution of a Joinder Agreement, in a form mutually agreeable to counsel for Sellers and Buyer,  pursuant to which Newco will serve as an indemnifying party under Section 9.2 of this Agreement;

(k) a Joinder Agreement, in a form mutually agreeable to counsel for Sellers and Buyer,  executed by Roger M. Boatman pursuant to which he will agree to serve as an indemnifying party under Section 9.2 of this Agreement; and

(l) such other documents or instruments as Buyer may reasonably request.

8.3 Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver:

(a) $4,500,000, by wire transfer to the accounts specified by Sellers in Exhibit A hereto;

(b) Certificates for its TRC Shares, less the Escrowed Shares as determined under the provisions of Section 2.4;

(c) one or more certificates of its Escrowed Shares to the Escrow Agent, as determined under the provisions of Section 2.4;

(d) $500,000 to the Escrow Agent, to be held as part of the Escrow Funds, as determined in Section 2.4;

(e) the Indemnity Escrow Agreement in the form of Exhibit B, executed by Buyer;

(f) the Employment Agreements in the form of Exhibit C, to be entered into with Sellers, executed by Buyer;

(g) a Lease Agreement in the form of Exhibit D, executed by Buyer;

(h) a Registration Rights Agreement in the form of Exhibit E, executed by Buyer;

(i) a certificate executed by Buyer representing and warranting to Sellers that each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(j) true and complete copies, certified by a duly authorized officer of Buyer, of resolutions duly and validly adopted by Buyer evidencing its authorization of the execution and delivery of this Agreement, the Ancillary Agreements, and all other documents hereunder or thereunder and the consummation of the Transactions; and

(k) such other documents or instruments as Sellers may reasonably request.

       ARTICLE IX

Survival of Representations, Warranties
and Covenants; Indemnification

The rights and obligations of the Buyer and the Sellers under this Agreement shall be subject to the following additional terms and conditions:

9.1 Survival.  The representations, warranties and covenants of the Sellers contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the third anniversary of the Closing except that representations and warranties respecting tax matters or claims shall survive for the period of the applicable statute of limitations in respect of such matters or claims.

9.2 Sellers’ and Joinder Parties’ Agreement to Indemnify. Sellers and Joinder Parties hereby jointly and severally agree to indemnify and hold harmless Buyer and all officers, stockholders, directors and employees and Affiliates of Buyer (collectively, the “Indemnified Parties”) from and against any and all liabilities, losses, and damages and attorney’s fees, court costs, and other out-of-pocket expenses (any such matter individually a “Loss” and collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (a) the failure of any representation or warranty of Sellers contained in this Agreement to have been true when made and as of the Closing Date; (b) the breach of any covenant or agreement of the Sellers to the extent not waived by each of the Indemnified Parties that are subject to such Loss; and (c) any liabilities with respect to tax claims of the Company relating to periods ending prior to the Closing Date; and (d) any and all product liability or warranty claims arising from the sale of Battery Products or other products sold by the Company prior to the Closing Date.

9.3 Buyer Indemnification Procedure.  Any Indemnified Party seeking indemnification under this Agreement shall notify the Sellers and the Joinder Parties of the basis upon which the Indemnified Party makes a claim for indemnification hereunder within a reasonable time after Buyer becomes aware of the incurrence of any such Loss; provided, however that an Indemnified Party’s failure to give such notice, or to give such notice within a reasonable time, shall not adversely affect such Indemnified Party’s right to indemnification for such Loss.  (Claims for which notice has been given are herein referred to as “Notified Claims.”)

9.4 Buyer Agreement to Indemnify. Buyer hereby agrees to indemnify and hold harmless Sellers (collectively, the “Seller Indemnified Parties”) from and against any and all liabilities, losses, and damages and attorney’s fees, court costs, and other out-of-pocket expenses (any such matter individually a “Seller Loss” and collectively, “Seller Losses”) incurred or suffered by any Seller Indemnified Party to the extent that the Seller Losses arise by reason of, or result from (a) the failure of any representation or warranty of Buyer contained in this Agreement to have been true when made and as of the Closing Date; or (b) the breach of any covenant or agreement of Buyer to the extent not waived by each of the Seller Indemnified Parties that are subject to such Seller Loss.

9.5 Seller Indemnification Procedure.  Any Seller Indemnified Party seeking indemnification under this Agreement shall notify the Buyer of the basis upon which the Seller Indemnified Party makes a claim for indemnification hereunder within a reasonable time after  the Seller Indemnified Party becomes aware of the incurrence of any such Seller Loss; provided, however, that a Seller Indemnified Party’s failure to give notice or to give such notice within a reasonable time shall not adversely affect such Seller Indemnified Party’s right to indemnification for such Seller Loss.

9.6 Limitations on Amount -- Sellers and Joinder Parties.  Sellers and Joinder Parties will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.2 until the total of all Losses with respect to such matters exceeds $75,000, and then only for the amount by which such Losses exceed $75,000.  In addition, Sellers and Joinder Parties shall not be liable for any Losses in excess of $5,000,000.  This limitation on liability of Sellers and Joinder Parties to indemnify Buyer under this Article IX shall not apply to any Breach of any of Sellers’ representations and warranties of which Seller or Sellers had knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller or Sellers of any covenant or obligation, and Sellers and Joinder Parties will be jointly and severally liable for all Losses with respect to such Breaches.

9.7 Limitations on Amount -- Buyer.  Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.4 until the total of all Losses with respect to such matters exceeds $75,000, and then only for the amount by which such Losses exceed $75,000.  In addition, Buyer shall not be liable for any Losses in excess of the $5,000,000 paid to Sellers and Joinder Parties under this Agreement.  This limitation on liability of Buyer to indemnify Sellers and Joinder Parties under this Article IX of this Agreement shall not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by buyer of any covenant or obligation, and Buyer will be liable for all Losses with respect to such Breaches.

9.8 Setoff.  Buyer shall have the right to set-off and apply against any Losses incurred or suffered by Buyer or any amounts due Buyer from Sellers or Joinder Parties under any other provision of this Agreement, all amounts due and owing from Buyer to Sellers under any matter, agreement or instrument pursuant, including the additional payments, to which Buyer is or may become liable or indebted to the Sellers or Joinder Parties.

9.9 Defense of Notified Claims.  With respect to any Notified Claim that is made by a third party with respect to which any person intends to claim any indemnity under this Article IX, the indemnifying party shall have ten (10) business days after receipt of the notice with respect thereto referred to herein to notify the indemnified party that it wishes to conduct and control the defense of such claim.  The indemnifying party shall be entitled, at indemnifying party’s expense, to assume responsibility for and control of the defense of any Notified Claim in respect of which it shall have given the aforesaid notice provided that (i) the Notified Claim does not involve exposure to the indemnified party of any criminal liability or fines or forfeitures, (ii) the legal counsel retained by the indemnifying party for such purpose is acceptable to the indemnified party in the indemnified party’s sole discretion, (iii) the indemnifying party acknowledges its obligation to indemnify for such Notified Claim if such contest is ultimately determined adversely to the indemnified party, (iv) the indemnifying party pursues such contest diligently and in good faith, takes into account the reasonable requests of the indemnified party with respect to the conduct of any such defense and, upon request of the indemnified party, provides the indemnified party with such details of the status of the contest and copies of legal briefs, court filings and, subject to applicable considerations of legal privilege, counsel’s written advice and memoranda relevant to such contest, and (v) the indemnifying party shall not be in breach of or in default under this Agreement.

If any of the foregoing conditions are not met or at any time cease to be met, the indemnified party shall be entitled to take control of the defense of the relevant contest and the out-of-pocket expenses thereof shall be for the account of the indemnifying party.  The indemnifying party shall in no event permit to exist any lien, encumbrance or other adverse charge securing a Notified Claim upon any asset of the indemnified party and shall not consent to the imposition of any injunction against the indemnified party without the prior written consent of the indemnified party.  The party having control of any such defense shall be entitled to the good faith cooperation of the other party, including supplying such information as the party controlling the contest may reasonably request.

The indemnified party shall have the right to settle or compromise any Notified Claim that is otherwise permitted to be defended pursuant to this Article IX if the indemnified party has provided the indemnifying party an opportunity to review a copy of that portion of the settlement or compromise proposal which relates to the Notified Claim for which the indemnified party is seeking indemnification hereunder; provided that, if (i) the indemnified party fails to provide the indemnifying party such a reasonable opportunity to review such portion of such proposal or (ii) after such reasonable opportunity to review such a proposal the indemnifying party in writing withholds its consent to such settlement or compromise proposal but acknowledges its obligation to indemnify for such Notified Claim if such contest is continued and is ultimately determined adversely to the indemnified party and the indemnified party proceeds with such settlement or compromise, the indemnifying party shall not be obligated to indemnify the indemnified party hereunder to the extent of the amount attributable to the Notified Claim to which such settlement or compromise relates as to which the indemnifying party has withheld its consent and with respect to which a successful contest is foreclosed because of such settlement or compromise as to which the indemnifying party has withheld its consent.

In the event that litigation is necessary to enforce the terms of this Agreement, including without limitation, the provisions of this Article IX, the prevailing party shall be entitled to recover reasonable attorney’s fees and its out-of-pocket costs and expenses in enforcing the terms of this Agreement.

ARTICLE X

Termination

10.1 Termination.  This Agreement may be terminated prior to the Closing Date as follows:

(a) By mutual agreement of Sellers and Buyer;

(b) By either party if there has been a material Breach of any representation, warranty, covenant or agreement of either party, which Breach has not been cured within five days of notice received by the breaching party; or

(c) Unless sooner terminated in accordance with its terms, the Agreement will terminate on the third year anniversary date of the Closing Date unless extended by mutual agreement of the parties.

10.2 Effect of Termination.  Upon termination of this Agreement, all further rights and obligations of the parties shall cease, except that the provisions of Sections 2.3-2.8,  Article VI, Article IX, and Sections 11.1, 11.11, 11.12, and 11.14 shall survive the termination of the Agreement.

                  ARTICLE XI

Miscellaneous Provisions

11.1 Expenses. All costs and expenses, including fees, disbursements and commissions of financial advisors, counsel, accountants, and other third parties incurred by Sellers or the Company in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by Sellers. All costs and expenses, including fees, disbursements and commissions of financial advisors, counsel, accountants and other third parties incurred by Buyer in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by Buyer.

11.2 Waived Remedies. At any time prior to the Closing, Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Sellers, (b) waive any inaccuracies in the representations and warranties of the Sellers contained herein or in any document delivered by the Sellers pursuant hereto, or (c) waive compliance with any of the agreements or conditions of Sellers contained herein. At any time prior to the Closing, Sellers may (x) extend the time of performance of any of the obligations or other acts of Buyer, (y) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document delivered by Buyer pursuant hereto, or (z) waive compliance with any of the agreements or conditions of Buyer contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Further, the exercise of any remedy provided for at law, in equity or by this Agreement shall not preclude the exercise of any other remedy.

11.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

       (a) if to Sellers:

    Hosea Partners, Ltd.
    1855 Shepard Drive
    Titusville, FL  32780

    Roger M. Boatman, as Trustee of the Roger M. Boatman Trust
    1855 Shepard Drive
    Titusville, FL  32780

    Melvin R. Hall and Elsa G. Hall
    1855 Shepard Drive
    Titusville, FL  32780

(b) if to Buyer:

Technology Research Corporation
5250 140th Avenue North
Clearwater, FL 33760
Fax:  (727) 535-4828
Attention:  Thomas G. Archbold, Chief Financial Officer

11.4 Public Announcements.  The parties to this Agreement shall keep the existence and terms of this Agreement confidential, except to the extent that applicable Laws require disclosure, or the parties consent in writing otherwise or as may be required by applicable disclosure obligations imposed on Buyer to file reports with the Securities and Exchange Commission.

11.5 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

11.6 Entire Agreement. This Agreement and the other agreements, documents and instruments referenced herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, by and among Sellers and Buyer with respect to the subject matter hereof and thereof.

11.7 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Sellers and Buyer (which consent may be granted or withheld in the sole discretion of Sellers and Buyer).

11.8 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of Sellers, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.9 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Sellers and Buyer.

11.10 Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of monetary damages.

11.12 Arbitration. If any dispute, controversy or claim arises out of or relates to this Agreement or the breach, termination or validity thereof, and if such dispute, controversy or claim cannot be settled through direct, good faith discussions among the parties, the same shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association in effect on the date of this Agreement. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim, and the award of the arbitrator shall be final and binding to the extent permitted by law. Any arbitration shall be conducted in Clearwater, Florida. The prevailing party in any such arbitration shall be reimbursed by the other party for all costs and expenses of such arbitration, including reasonable attorney’s fees.

11.13 Construction. The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in negotiating and drafting this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.14 Additional Assurances.  The parties will cooperate in good faith to facilitate and accomplish the transactions contemplated herein.  The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement.

11.15 Governing Law; Venue.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida.  Venue for all purposes shall be deemed to lie within Pinellas County, Florida.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement the day and year first written above.

SELLERS:

HOSEA PARTNERS, LTD., a Florida limited
partnership

By: /s/ Roger M. Boatman
Roger M. Boatman, General Partner

By: /s/ Roger M. Boatman
Roger M. Boatman, as Trustee of the
Roger M. Boatman Trust

By:  /s/ Melvin R. Hall
Melvin R. Hall, as Joint
Tenant with Right of Survivorship

By:  /s/ Elsa G. Hall
Elsa G. Hall, as Joint
Tenant with Right of Survivorship

BUYER:

Technology Research Corporation

By:  /s/ Owen Farren
Name:  Owen Farren
Title:  President and CEO